EXHIBIT 99.1
Contact: TomoTherapy Incorporated
Thomas E. Powell, CFO
608-824-2800
TomoTherapy Announces Fourth Quarter Financial Results
Reports $58 Million of Revenue; $36 Million of Equipment Orders Madison, Wis. — February 17, 2010 — TomoTherapy Incorporated (NASDAQ: TOMO), producer of the Hi ·Art® treatment system and other products for advanced radiation therapy, today released financial results for the fourth quarter ended December 31, 2009.
Fourth Quarter Results
Fourth quarter 2009 revenue was $58.0 million, a decrease of 33% from $86.3 million in the fourth quarter of 2008. The company incurred a net loss attributable to shareholders of $3.4 million, or $0.07 per share, for the fourth quarter of 2009, compared to a net loss of $7.5 million, or $0.15 per share, for the fourth quarter of 2008. Restructuring charges of $1.9 million, or $0.04 per share, are included in the fourth quarter 2009 results, compared to restructuring charges of $1.6 million, or $0.03 per share, in the fourth quarter of 2008.
As of December 31, 2009, the company had $154.3 million of cash, cash equivalents and short-term investments, representing a $7.2 million increase from the prior quarter end and a $0.5 million decrease from December 31, 2008. As of December 31, 2009, the company also had minimal debt and there were no borrowings against the company’s credit facility.
As of December 31, 2009, the company had a revenue backlog of $135.8 million, a 3% decrease from the $139.7 million backlog as of September 30, 2009 and a 23% decrease from the $176.0 million backlog as of December 31, 2008. The backlog includes $35.8 million of equipment orders received during the fourth quarter of 2009. No orders were removed from backlog during the fourth quarter. Backlog includes only firm orders that the company believes are likely to ship within the next two years. Backlog does not include any revenue from service contracts, which represents a growing portion of the company’s overall revenue.
“Despite a challenging environment, we achieved top- and bottom-line results within our prior guidance, and ended the fourth quarter with a modest increase in cash and investments over the prior quarter end due to working capital improvements,” said Fred Robertson, TomoTherapy’s CEO. “We launched several new products at ASTRO, including the TomoHD™ treatment system and the TomoMobile™ relocatable radiotherapy solution, both of which enhance our platform and are generating strong customer interest. During the quarter we took additional steps to more effectively manage costs across the organization, including a restructuring program that includes an approximate 10% reduction in force. Also, despite a more streamlined infrastructure, we are very pleased to report ongoing improvements in our service organization, with machine uptime increasing to 98.5% during the fourth quarter, a new high, and a number-one ranking in customer service in the fourth quarter according to MD Buyline, a leading provider of market intelligence in the healthcare industry.”
Twelve-Month Results
For the twelve months ended December 31, 2009, revenue was $164.0 million, a 20% decrease from $204.6 million for the twelve months ended December 31, 2008. The company incurred a net loss attributable to shareholders of $37.4 million, or $0.74 per share, for the twelve months ended December 31, 2009, compared to a net loss of $33.5 million, or $0.67 per share, for the same period last year. The full year 2009 results included restructuring charges of $1.9 million, or $0.04 per share, compared to restructuring charges of $1.6 million, or $0.03 per share, in 2008.
Outlook
Management expects 2010 revenue to be comparable to 2009 revenue, with a loss in the range of $0.65 to $0.85 per share. Consistent with prior years, management is not providing specific quarterly guidance at this time. However, similar to 2009, management anticipates that the timing of expected customer deliveries will result in revenues being slightly back-end loaded during 2010.
Robertson concluded, “While we are starting to see some improvement in the 2010 market, especially given lower-than-expected Centers for Medicare and Medicaid Services reductions to reimbursement rates, we are still facing a tough competitive environment and a long sales cycle. Therefore, we expect our 2010 revenue and net loss to be comparable to 2009. However, with our expanded product offering, best-in-class customer support, international growth potential, and more integrated sales and marketing effort, we believe we are well positioned to capitalize on the opportunity presented by the growing global radiation therapy market over the longer term. Moreover, we remain committed to providing ‘gold standard’ technology, treatment quality and patient safety, and to that end, maintaining a strong research and development effort focused on bringing new and dynamic solutions to market with a single goal of advancing cancer care.”

Investor Conference Call
TomoTherapy will conduct a conference call regarding its fourth quarter 2009 results at 5:00 p.m. ET today, February 17, 2010 (4:00 p.m. CT). To hear a live Webcast or replay of the call, visit the Investor Relations page at TomoTherapy.com, where it will be archived for two weeks. To access the call via telephone, dial 1-866-804-6922 from inside the United States or 1-857-350-1668 from outside the United States, and enter pass code 19106554. The replay can be accessed by dialing 1-888-286-8010 from inside the United States or 1-617-801-6888 from outside the United States and entering pass code 75521447. The telephone replay will be available through 10:59 p.m. CT on February 24, 2010.
About TomoTherapy Incorporated
TomoTherapy Incorporated develops, markets and sells advanced radiation therapy solutions that can be used to treat a wide variety of cancers, from the most common to the most complex. The ring gantry-based TomoTherapy® platform combines integrated CT imaging with conformal radiation therapy to deliver sophisticated radiation treatments with speed and precision while reducing radiation exposure to surrounding healthy tissue. TomoTherapy’s suite of solutions include its flagship Hi ·Art® treatment system, which has been used to deliver more than three million CT-guided, helical intensity-modulated radiation therapy (IMRT) treatment fractions; the TomoHD™ treatment system, designed to enable cancer centers to treat a broader patient population with a single device; and the TomoMobile™ relocatable radiation therapy solution, designed to improve access and availability of state-of-the-art cancer care. TomoTherapy’s stock is traded on the NASDAQ Global Select Market under the symbol TOMO. To learn more about TomoTherapy, please visit TomoTherapy.com.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning market acceptance of the company’s technology; growth drivers; the company’s orders, revenue, backlog or earnings growth; future financial results and any statements using the terms “should,” “believe,” “outlook,” “expect,” “anticipate” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include: demand for the company’s products; impact of sales cycles and competitive products and pricing; the effect of economic conditions and currency exchange rates; the company’s ability to develop and commercialize new products; its reliance on sole or limited-source suppliers; its ability to increase gross margins; the company’s ability to meet U.S. Food and Drug Administration (FDA) and other regulatory agency product clearance and compliance requirements; the possibility that material product liability claims could harm future revenue or require the company to pay uninsured claims; the company’s ability to protect its intellectual property; the impact of managed care initiatives, other health care reforms and/or third-party reimbursement levels for cancer care; potential loss of key distributors or key personnel; risk of interruptions to its operations due to terrorism, disease or other events beyond the company’s control; and the other risks listed from time to time in the company’s filings with the U.S. Securities and Exchange Commission, which by this reference are incorporated herein. TomoTherapy assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events or otherwise.

TOMOTHERAPY INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008

Revenue	$57,950	$86,294	$164,031	$204,589
Cost of revenue	41,616	56,624	133,085	155,083

Gross profit	16,334	29,670	30,946	49,506

Operating expenses:
Research and development	7,553	12,041	27,639	42,557
Selling, general and administrative	13,833	10,486	48,180	46,336

Total operating expenses	21,386	22,527	75,819	88,893

Income (loss) from operations	(5,052)	7,143	(44,873)	(39,387)
Other income (expense):
Interest income	577	858	2,586	4,754
Interest expense	(11)	(15)	(58)	(49)
Other income (expense), net	(162)	700	(420)	1,023

Total other income	404	1,543	2,108	5,728

Income (loss) before income tax and noncontrolling interests	(4,648)	8,686	(42,765)	(33,659)
Income tax expense (benefit)	(126)	19,151	(288)	6,931

Net loss	(4,522)	(10,465)	(42,477)	(40,590)
Noncontrolling interests	1,154	2,963	5,107	7,102

Net loss attributable to shareholders	(3,368)	(7,502)	(37,370)	(33,488)

Loss per common share — basic and diluted	$(0.07)	$(0.15)	$(0.74)	$(0.67)

TOMOTHERAPY INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2009	2008
	(unaudited)
ASSETS
Cash and cash equivalents	$76,108	$65,967
Short-term investments	78,225	88,825
Receivables, net	33,559	41,259
Inventories, net	47,669	63,983
Deferred tax assets	410	496
Prepaid expenses and other current assets	3,223	1,890

Total current assets	239,194	262,420
Property and equipment, net	18,628	22,157
Other non-current assets, net	12,429	11,851

TOTAL ASSETS	$270,251	$296,428

LIABILITIES AND EQUITY
Accounts payable	$6,269	$7,804
Accrued expenses	19,588	18,324
Accrued warranty	4,173	7,431
Deferred revenue	34,145	23,533
Customer deposits	13,266	15,494

Total current liabilities	77,441	72,586
Other non-current liabilities	5,475	8,093

TOTAL LIABILITIES	82,916	80,679

Total shareholders’ equity	183,424	213,594
Noncontrolling interests	3,911	2,155

TOTAL EQUITY	187,335	215,749

TOTAL LIABILITIES AND EQUITY	$270,251	$296,428